Exhibit 10.2

March 4, 2008

Roy Simonson

Stephen M. Williams

eNova Group Limited Liability Company

6505 N.E. Sundance Lane

Bainbridge Island, WA 98110

Dear Sirs:

Reference is made to the Fulfillment Agreement dated March 20, 2007 (the “Fulfillment Agreement”) between Cybex International, Inc., eNova Group Limited Liability Company (“eNova”), Roy Simonson and Stephen M. Williams (“Principal”). All capitalized terms utilized herein and not otherwise defined have the respective meanings indicated in the Fulfillment Agreement.

This will confirm that Cybex has requested that eNova provide product design and development services with respect to the re-design of Cybex’s existing free weight and plate loaded strength lines, and eNova has agreed to provide such services pursuant to the terms of the Fulfillment Agreement. In the event that Cybex accepts such re-designs, all re-designed products (or new products, if the project produces one or more pieces of equipment that are currently not included in the free weight or plate loaded lines) shall, for purposes of the Fulfillment Agreement, be deemed “Fulfillment Products” and more particularly “Cybex Fulfillment Products.”

Notwithstanding the provisions of paragraph 1(g) of the Fulfillment Agreement, an Incentive Acquisition Fee will be payable with respect to any Cybex Fulfillment Products developed and accepted under the development project described in this letter agreement. It is understood that, unless the Fulfillment Product constitutes a completely new piece of equipment (that is, an item that currently is not included in the free weight or plate loaded lines), the Incentive Acquisition Fee shall only be payable with respect to incremental sales of such product, defined as the increase in the Net Sales Price of such product in any year over the actual Net Sales Price for the corresponding product in 2007. In the absence of manifest error, Cybex’s determination of the 2007 Net Sales Price of a product shall be binding on all parties.

Any such Incentive Acquisition Fee will be payable during the period specified in paragraph 1(h) of the Fulfillment Agreement and will be subject to offset against the Annual Development Fee as provided in paragraph 1(i) thereof.

For the avoidance of confusion, this confirms that for all purposes, including paragraph 2(b)(iii) of the Fulfillment Agreement, any Fulfillment Products developed under the development project described in this letter agreement do not constitute a “Non-DLM Prototype.”

Except as otherwise provided herein, the terms and conditions of the Fulfillment Agreement shall pertain to this development project.

Please confirm your agreement with the foregoing by countersigning this letter below, whereupon this letter agreement will constitute a binding agreement between the parties.

CYBEX INTERNATIONAL, INC.

By:	s/ Arthur W. Hicks, Jr.
Arthur W. Hicks, Jr., President

ACCEPTED AND AGREED TO:

s/ Roy Simonson
Roy Simonson, Individually and on behalf of eNova Group Limited Liability Company

s/ Stephen M. Williams
Stephen M. Williams, Individually and on behalf of eNova Group Limited Liability Company